Exhibit 5.1

The Norman Law Firm PLLC

-ATTORNEYS AND COUNSELORS AT LAW-

A PROFESSIONAL LIMITED LIABILITY COMPANY

8720 Georgia avenue, suite 1000

SILVER SPRING, MD 20910

tel: (301)588-4888; FAX: (301)576-3544

Elton F. Norman

admitted in

DC, GA

MD, NY

February 7, 2022

Michael Donaghy

President and Chief Executive Officer

Pioneer Green Farms, Inc.

600 8th Avenue, West, Suite 303

Palmetto, FL 34221

Re:	Registration Statement on Form S-1

Dear Mr. Donaghy:

I have acted as outside counsel for Pioneer Green Farms, Inc., a Florida corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers the offering and sale of up to 5,000,000 shares of the Company’s Common Stock and the resales by certain selling stockholders of the Company 666,000 of shares of the Company’s common stock (the “Shares”).

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Certificate of Incorporation, the Company’s Articles of Conversion, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

1629 K Street NW Suite 300 Washington, D.C. 20006

Tel: 202-508-1442 Fax: 202-3313759

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

The opinions expressed below are limited to the laws of the State of Florida (including the applicable provisions of the Florida Constitution, applicable judicial and regulatory decisions interpreting these laws, and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that pursuant to the corporate laws of the State of Florida, including all relevant provisions of the State constitution and all judicial interpretations interpreting such provisions, the Shares are legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my firm’s name in the related Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ Elton F. Norman

1629 K Street NW Suite 300 Washington, D.C. 20006

Tel: 202-508-1442 Fax: 202-3313759